Exhibit 2.2

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of December 23, 2009 by and between CHARLESTON BASICS, INC., a Delaware corporation (the “Seller”) having its principal offices at 2999 John Stevens Way, Hoquiam, Washington 98550 and CAMBRIDGE TRADING PARTNERS, LLC, a New York limited liability company (the “Purchaser”), having its principal offices at 1701 Avenue I, Brooklyn, New York 11230.

RECITALS

WHEREAS, immediately prior to the “reverse merger” transaction (the “Merger”) between the Seller’s wholly-owned subsidiary, Paneltech Products, Inc. and Paneltech International, L.L.C., the Seller’s only business was the manufacturing, marketing, buying, selling and otherwise dealing in emergency and camping supplies and materials, as more specifically provided in the Seller’s 2009 Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “Pre-Merger Business”) and the Pre-Merger Business, includes, without limitation, any trademarks, trade names, service marks, goodwill, customer and supplier lists, inventory, internet website(s), accounts receivables, assets, properties and rights of every nature, kind and description, whether tangible or intangible, real personal or mixed, wherever located and whether or not carried or reflected on the books and records of the Seller, which are used in, or which were acquired in connection with the operation of the Pre-Merger Business, all liabilities (including, but not limited to, payables, accrued expenses, taxes, loans), leases and other payment obligations entered into in connection with the Pre-Merger Business, Seller’s telephone number and URL rights immediately prior to the Merger, and any other proprietary information used in the conduct and operation of the Pre-Merger Business; and

WHEREAS, Michael Lieber (“Lieber”), the principal of the Purchaser, immediately prior to the Merger, was a consultant to the Seller and prior to that was a principal of the Seller and is directly involved in maintaining the Pre-Merger Business; and

WHEREAS, the Seller desires to sell, transfer and assign to Purchaser, and Purchaser desires to purchase from the Seller, all of Seller’s assets existing immediately prior to the Merger including, without limitation, all assets relating to the Pre-Merger Business; and

WHEREAS, the Purchaser has agreed to assume all liabilities and obligations of the Seller existing immediately prior to the Merger including, without limitation, all liabilities and obligations relating to the Pre-Merger Business; and

WHEREAS, in consideration for the transfer and assignment of Seller’s assets described herein, in addition to the Purchaser’s assumption of Seller’s liabilities and obligations, the Purchaser also has agreed to deliver 50,000 shares of the common stock, par value $.0001 of the Seller (the “Consideration Shares”), currently owned by Lieber;

NOW, THEREFORE, in consideration of the mutual covenants, promises and conditions hereinabove and hereinafter contained, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.           AGREEMENT TO PURCHASE AND SELL.   On the terms and subject to the conditions contained in this Agreement, Purchaser hereby agrees to purchase from Seller, and Seller hereby agrees to sell, assign and transfer to Purchaser, all of Seller’s right, title and interest in and to all of Seller’s assets existing immediately prior to the closing of the Merger (the “Purchased Assets”), subject to any and all liens, encumbrances, security interests, mortgages, pledges, rights of way, options, rights of first refusal, conditions, restrictions or encumbrances of any kind or character, title defects and restrictions whatsoever (collectively, “Liens”), as may exist on the date of transfer and assignment to Purchaser.

2.           PURCHASED ASSETS.  ASSUMED LIABILITIES.  ACCOUNTING AND RECONCILIATIONS.

2.1          Purchased Assets.  The Purchased Assets shall consist of all of the assets owned by Seller, immediately prior to the Merger, and used by Seller in the Pre-Merger Business (except the Excluded Assets (defined hereafter)), including, without limitation, the following (collectively, the "Purchased Assets"):

(a)    any equipment or other tangible assets subject to a lease between the Seller and any third party entered into in connection with the operation of the Pre-Merger Business;

(b)    all accounts, notes, accounts receivable, contract rights, drafts and other forms of claims, demands, instruments, receivables and rights to the payment of money or other forms of consideration, whether for goods sold or leased, services performed or to be performed, or otherwise, which are owned by Seller or in which Seller has an interest, together with all guarantees, security agreements and rights and interests securing the same (the “Receivables”);

(c)    all of the rights and benefits accruing under all contracts, including all government contracts (the “Purchased Contracts”);

(d)    all operating data, files, general records, customer lists, employee records, correspondence and other written records of Seller to the extent relating to the Pre-Merger Business, wherever located (the “Purchased Records”) ;

(e)    all of the intellectual property rights, marketing rights, proprietary rights and other intangible properties which are owned by Seller or in which Seller has an interest or which are used in the operation of the Pre-Merger Business or relate to the Pre-Merger Business, including, without limitation (i) the right to the corporate name “Charleston Basics, Inc.” (ii) trademarks, service marks, trade names, and each registration and application for any of the foregoing; (iii) statutory, common law and registered copyrights, and each registration and application therefore; and (iv) telephone numbers and URL rights immediately prior to the Merger (the “Intangible Personal Property”);

(f)     all prepaid and deferred items that relate to the Pre-Merger Business including all prepaid rentals and unbilled charges, fees and deposits (the “Prepaid Items”);

(g)    all of the goodwill of the Pre-Merger Business as a going concern (the “Goodwill”);

(h)    all real property owned or leased by Seller or in which Seller has any interest or estate (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon and attached thereto; the Seller’s rights arising out of ownership or use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto (the “Real Property”);

(i)    all of the inventory relating to the Pre-Merger Business;

(j)    all rights and claims against third parties arising out of, relating to or in respect of the Pre-Merger Business, including, without limitation, all causes of action, rights of recovery and rights of set-off of any kind, all rights under express or implied warranties from suppliers to Seller and all other interests in or claims, rebates, refunds or payments from or against vendors; and

(k)    all other properties, tangible or intangible, not otherwise referred to above, which are owned by Seller or in which the Seller has an interest or which are used in the operation of the Pre-Merger Business.

2.2           Excluded Assets. Anything contained in Section 2.1 hereof to the contrary notwithstanding, there are expressly excluded from the assets, properties and rights to be transferred, conveyed and assigned to Purchaser hereunder the following:

(a)           Seller’s accounting and tax records; and

(b)           Seller's corporate charter, minutes and stock record books, corporate seal, qualifications to conduct business as a foreign corporation, arrangements with registered agents, taxpayer and other identification numbers.

For convenience of reference, the assets, properties and rights which are not to be transferred, conveyed and assigned to Purchaser hereunder are herein collectively called "Excluded Assets."

3.3           Assignment of Contracts, Rights. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement or attempted agreement to transfer, sublease or assign any contract, license, lease, sales order, purchaser order, commitment or other agreement or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted transfer, sublease or assignment thereof, without the consent of any other party thereto, would constitute a breach thereof or in any way adversely affect the rights of Purchaser or Seller thereunder.  Seller will use its commercially reasonable efforts to obtain the consent of such other party to the assignment or transfer thereof to Purchaser in all cases in which such consent is required for assignment or transfer.  If such consent is not obtained Seller will cooperate with Purchaser in any arrangements necessary or desirable to provide for Purchaser the benefits thereunder.

3.4           Assumed Liabilities. Seller shall assign all of its right, title and interest and Purchaser shall assume all liabilities and obligations of Seller existing immediately prior to the Merger (the “Assumed Liabilities”) and relating to the Pre-Merger Business including, without limitation:

(a)    all unpaid or unperformed obligations or liabilities of Seller arising from the ownership and operation of the Pre-Merger Business and under any contracts (whether written or oral), including any obligations or liabilities arising out of any breach or default thereof including, without limitation, all payables, accrued expenses, taxes, loans and leases;

(b)    all liabilities with respect to any purchase orders;

(c)    any liability to any employee of Seller, or an consultant engaged by Seller, arising prior to the closing of the Merger;

(d)    any liability arising from the ownership or lease of any Purchased Asset arising prior to the closing of the Merger;

(e)    the obligations of the Seller for taxes imposed by any governmental authority on or arising out of the sale or transfer of the Purchased Assets pursuant to this Agreement; and

(f)    all liabilities or obligations of Seller in respect of litigation of any kind or nature arising as a result of any act, omission or circumstance taking place prior to the closing of the Merger, including, without limitation, any adverse claim, dispute, governmental investigation, suit, action (including, without limitation, nonjudicial real or personal property foreclosure actions), arbitration, legal, administrative or other proceeding of any nature, domestic or foreign, criminal or civil, at law or in equity, by or against or otherwise affecting Seller or the Pre-Merger Business.

4.           TRANSFER OF CONSIDERATION SHARES.  In consideration for Seller’s sale, assignment and transfer to Purchaser of all its right, title and interest in and to the Purchased Assets, Lieber, on behalf of Purchaser, shall deliver to Seller, upon the execution and delivery of this Agreement, a stock certificate representing the Consideration Shares, in the name of Lieber, duly endorsed by Lieber with such guarantees as required by the Seller’s transfer agent to reflect the transfer of the Consideration Shares on the stock records of the Seller.

5.           TRANSFER TAX LIABILITY.  Any and all transfer, documentary, gross receipts, taxes and similar liabilities, if any, resulting from the consummation of the transactions contemplated by this Agreement shall be paid by Purchaser.

6.           REPRESENTATIONS AND WARRANTIES.

6.1           Representations and Warranties of Sellers. Seller hereby represents and warrants to Purchaser as follows:

(a)           Authority.  Seller is a corporation duly organized and in good standing under the laws of the State of Delaware.   Seller has the power to convey the Purchased Assets and to perform its obligations hereunder.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Seller, and this Agreement has been duly and validly executed and delivered by Seller, and constitutes a valid and binding obligation of Seller enforceable against it in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law..

(b)            No Conflicts.  The entering into of this Agreement and the consummation of the transactions contemplated herein by Seller will not result in the violation of any of the terms and provisions of either the Certificate of Incorporation or Bylaws of Seller.

6.2           Representations and Warranties of Purchaser and Lieber.  Purchaser and Lieber hereby jointly and severally represent and warrant to Seller as follows:

(a)           Authority.  This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a valid and binding obligation of Purchaser enforceable against it in connection with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law..

(b)           No Conflicts.  The entering into this Agreement and the consummation of the transactions contemplated hereby by Purchaser will not result in the breach of any term or provision of, or constitute a default under any agreement to which Purchaser is a party or by which it is bound.

(c)           Lieber is the sole owner, beneficially and of record, of the Consideration Shares.  None of the Consideration Shares are subject to any Liens or defect of title of any kind, except the restrictions, if any, set forth on the front and back of the certificates evidencing the Consideration Shares imposed by federal and state securities laws. Lieber has full power to transfer the Shares without obtaining the consent or approval of any other party or governmental authority.

7.           CLOSING.  The closing of the transactions contemplated under this Agreement (the “Closing”) shall take place at the offices of the Seller’s attorneys, or such other place as mutually agreed by the parties, concurrently with the execution and delivery of this Agreement by the parties, along with any and all other documents and items required to be delivered by each applicable party hereunder.  At the Closing, (i) Seller shall transfer to Purchaser possession and control of the Pre-Merger Business by taking such action that may be required or reasonably requested by Purchaser to effect such transfer of possession and control; (ii) Lieber shall deliver to the Seller the Consideration Shares in proper form for assignment as provided in Section 4 hereof; and (iii) promptly after the Closing and upon obtaining the approval of FINRA Seller shall change its name and thereafter shall not use any name similar to Charleston Basics.

8.           INDEMNIFICATION.

(a)           Indemnification by Purchaser.  Purchaser shall indemnify and hold harmless Seller, its officers, directors, employees, affiliates and each of their successors and assigns, from and against any and all losses, costs, claims, damages, expenses, obligations and liabilities of any nature whatsoever, including, without limitation, court costs and reasonable attorneys’ fees (specifically including court costs and reasonable attorneys’ fees incurred in enforcing this paragraph (a) or in recovering damages or pursuing other remedies with respect to any breach of this paragraph) (collectively referred to hereafter as “Losses”), incurred by Seller as a result of or in connection with (i) any of the Assumed Liabilities; (ii) the Pre-Merger Business; or (iii) any breach of any representation, warranty, covenant or other obligation of Purchaser or Lieber contained in this Agreement.

(b)           Indemnification by Seller.  Seller shall indemnify and hold harmless Purchaser and its officers, directors, employees, affiliates and each of their successors and assigns, from and against any and all Losses incurred by Purchaser as a result of or in connection with any breach of any representation, warranty, covenant or other obligation of Seller contained in this Agreement.

(c)           Survival of Representations and Warranties.  The parties acknowledge and agree that all representations and warranties contained in this Agreement (and the related indemnification obligations) shall survive the closing hereunder and continue in force for a period of twenty-four (24) months after the date of this Agreement.

(f)           Indemnification Procedures.  In the event that any claim or demand for indemnification shall be asserted by Purchaser or Seller ("Indemnified Party") against the other party ("Indemnifying Party") in respect of which indemnification may be sought under this Section 8, the Indemnified Party shall cause written notice thereof ("Notice of Claim") to be given promptly to the Indemnifying Party or its successor.  Such written notice shall describe such claim or the basis for such demand in reasonable detail.  In the event of a third-party claim, demand or legal proceeding, the Indemnifying Party shall have the right to employ, at its own expense, counsel as is reasonably acceptable to the Indemnified Party to defend or dispute any such third-party claim, demand or legal proceeding asserted against such Indemnified Party, provided that the Indemnifying Party gives written notice of its intention to defend ("Notice to Defend") to the Indemnified Party within two (2) weeks of receipt of the Notice of Claim.  The Indemnified Party shall have the right to participate in the defense of or dispute at its own expense and in good faith, any such third-party proceeding and, so long as the Indemnifying Party is defending such claim, demand or legal proceeding diligently and in good faith, the Indemnified Party shall not settle such claim, demand or legal proceeding without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.  The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle or compromise any action in any manner that, in the reasonable judgment of the Indemnified Party or its counsel, would materially and adversely affect the Indemnified Party, other than as a result of money damages or other money payments.  If the Indemnifying Party fails to give such Notice to Defend within such two (2) week period, then the Indemnified Party shall be entitled to defend and settle any such third party claim for the account of and at the Indemnifying Party's expense.  The Indemnified Party shall reasonably cooperate in any investigation, settlement or trial for which indemnity is sought hereunder and shall make available to the Indemnifying Party or its representatives all relevant records or other materials required by them for their use in contesting any claim, demand or legal proceeding asserted by a third party against the Indemnified Party.  If the Indemnifying Party elects not to defend or dispute with such third party any such claim, demand or legal proceeding diligently and in good faith, the Indemnifying Party hereby waives any right that it may have to contest any claim for indemnification, asserted by the Indemnified Party unless a court of competent jurisdiction determines in a final order that such failure to defend or dispute was justified.

9.           MISCELLANEOUS.

9.1           Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto prior to 5:30 p.m. (New York City time) on a business day, (b) the next business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth below on a day that is not a business day or later than 5:30 p.m. (New York City time) on any business day, (c) the second business day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given.  The address for such notices and communications shall be as set forth on the signature pages attached hereto.

If to Seller:	Charleston Basics, Inc.
2999 John Stevens Way
Hoquiam, WA 98550
Facsimile: (360) 532-0295
Attn: Scott Olmstead

With a copy to:	Olshan Grundman Frome Rosenzweig & Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, NY 10022
Facsimile No.: (212) 451-2222
Attn: Robert Frome, Esq.
Kenneth A. Schlesinger, Esq.

If to Purchaser:	Cambridge Trading Partners, LLC
1701 Avenue I
Brooklyn, NY 11230
Facsimile No.:
Attn: Michael Lieber

With copy to:	Krieger & Prager LLP
39 Broadway, Suite 920
New York, NY 10006
Facsimile No.: (212) 363-2999
Attn: Samuel M. Krieger, Esq.

9.2           Brokers, Commission and Finder's Fees.  The parties each represent and warrant to each other that there is no broker or agent involved in this transaction, nor is there anyone to whom any commission or finder's fee might be due.  If a claim for commission or finder's fee is made by any other person, broker or agent, the party against whom such claim is made agrees to indemnify, save harmless and defend the other parties against such claim for fees and commissions.  This section shall survive the closing of this transaction.

9.3           Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supersedes any prior or contemporaneous agreements, negotiations, proposals or representations, whether written or oral relating to the sale of the Pre-Merger Business and the Purchased Assets.

9.4           Assignability.  This Agreement shall not be assignable by either party without the prior written consent of the other party.

9.5           Binding Effect.  This Agreement shall inure to the benefit of and the binding upon the parties hereto, their respective heirs, successors, and permitted assigns.

9.6           Non-Waiver.  The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right, privilege or remedy in this Agreement, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a waiver of any other right or remedy or as a subsequent waiver of any such terms, covenants, conditions, rights or privileges.  No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

9.8           Governing Law; Consent to Jurisdiction.  This Agreement shall be governed in all respects, including its validity, construction and performance, by the laws of the State of New York applicable to contracts to be performed in the State of New York.  The parties agree that any action or proceeding, however characterized, arising out of or relating to this Agreement shall be brought only in the Supreme Court of the State of New York sitting in the county of New York or the United States District Court for the Southern District of New York, and the parties irrevocably submit to the exclusive jurisdiction of either such court for the purposes of any such action or proceeding.  The parties waive any objection they may now or hereafter have to the venue of any such action or proceeding in either such court and any claim that such action or proceeding has been brought in an inconvenient forum.  Any order or judgment of either of the foregoing courts may be enforced in any court having jurisdiction of the parties and/or the subject matter.  Process in any action or proceeding in either of the foregoing New York courts may be served by certified mail, which service shall be sufficient to confer in-personam jurisdiction over the party so served.  The parties agree that in any action or proceeding arising out of or relating to this Agreement, or the enforcement of any provisions thereof, the Court is empowered to grant any legal or equitable relief which may be available, including without limitation, specific performance, injunctive relief and any mandatory injunction it deems appropriate.

9.10    Further Assurances. From time to time, as and when requested by any party hereto, the party so requested will execute and deliver, or cause to be executed and delivered, all such documents and instruments as may be reasonably necessary to consummate and fully effectuate the transactions contemplated by this Agreement.

9.11         Execution.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

Remainder of Page Intentionally Left Blank

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SELLER:

CHARLESTON BASICS, INC.

By:	/s/ Leroy Nott
Name: Leroy Nott
Title: President

PURCHASER:

CAMBRIDGE TRADING PARTNERS, LLC

By:	/s/ Michael Lieber
Name: Michael Lieber
Title: Managing Member

AGREED AND ACCEPTED WITH RESPECT TO
SECTIONS 4, 6.2 AND 8

/s/  Michael Lieber
MICHAEL LIEBER